As filed with the Securities and Exchange Commission on December 15, 2004

Registration No. 333-120552

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-effective Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TECH DATA CORPORATION
(Exact name of Registrant as specified in its charter)

Florida	5045	59-1578329
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code number)	Identification No.)
	5350 Tech Data Drive
	Clearwater, Florida 33760
(727) 539-7429
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffery P. Howells
Executive Vice President and Chief Financial Officer
Tech Data Corporation
5350 Tech Data Drive
Clearwater, Florida 33760
(727) 539-7429
(Name, address, including zip code, and telephone number, including area code, of agent, for service)
Copies to:

Frank N. Fleischer, Esq. GrayRobinson, P.A. 201 N. Franklin Street, Suite 2200 Tampa, Florida 33602 (813) 273-5135	Peter R. Douglas, Esq. Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4336

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after this Registration Statement is declared effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with the General Instruction G, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF		PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
SECURITIES TO BE	AMOUNT TO BE	OFFERING PRICE	AGGREGATE	REGISTRATION
REGISTERED	REGISTERED	PER UNIT (1)	OFFERING PRICE (1)	FEE
2% Convertible Subordinated Debentures due 2021 (“New Securities”)	$290,000,000	100%	$290,000,000	$36,743
Common Stock, $0.0015 par value	$4,871,913(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2)	Includes such number of shares of common stock as may be issued upon conversion of the New Securities registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act. Such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     The Company’s By-Laws include the following provisions:

ARTICLE VI.
Indemnification of Directors and Officers

     Section A. GENERAL. To the fullest extent permitted by law, the corporation shall indemnify any person who is or was a party to any threatened, pending or completed action, suit or other type of proceeding (other than an action by or in the right of the corporation), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such action, suit or other proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section B. ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. To the fullest extent permitted by law, the corporation shall indemnify any person who is or was a party to any threatened, pending or completed action, suit or other type of proceeding (as further described in Section A of this Article VI) by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including counsel fees) and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expenses of litigating the action, suit or other proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this Section B in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such action, suit or other proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses that such court shall deem proper.

     Section C. OBLIGATION TO INDEMNIFY. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or other proceeding referred to in Section A or Section B of this Article VI, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith.

     Section D. DETERMINATION THAT INDEMNIFICATION IS PROPER. Indemnification pursuant to Section A or Section B of this Article VI, unless made pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section A or Section B of this Article VI. Such determination shall be made either (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or other proceeding to which the indemnification relates; (2) if such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (the designation being one in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to such action, suit or other proceeding; (3) by independent legal counsel (i) selected by the Board of Directors in accordance with the requirements of subsection (1) or by a committee designated under subsection (2) or (ii) if a quorum of the directors cannot be obtained and a committee cannot be designated, selected by majority vote of the full Board of Directors (the vote being one in which directors who are parties may participate); or (4) by the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such action, suit or other proceeding or, if no such quorum is obtainable, by a majority vote of stockholders who were not parties to such action, suit or other proceeding.

     Section E. EVALUATION AND AUTHORIZATION. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as is prescribed in Section D of this Article VI for the determination that indemnification is permissible; provided, however, that if the determination as to whether indemnification is permissible is made by independent legal counsel, the persons who selected such independent legal counsel shall be responsible for evaluating the reasonableness of expenses and may authorize indemnification.

     Section F. PREPAYMENT OF EXPENSES. Expenses (including counsel fees) incurred by a director or officer in defending a civil or criminal action, suit or other proceeding referred to in Section A or Section B of this Article VI shall be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if such person is ultimately found not to be entitled to indemnification by the corporation pursuant to this Article VI. Expenses incurred by other employees and agents may be paid in advance upon such terms and conditions that the Board of Directors deems appropriate.

     Section G. NONEXCLUSIVITY AND LIMITATIONS. The indemnification and advancement of expenses provided pursuant to this Article VI shall not be deemed exclusive of any other rights to which a person may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such office. In all cases not specifically provided for in this Article VI, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that such person’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (1) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (2) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (3) in the case of a director, a circumstance under which liability for unlawful distributions is applicable; (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of a corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; or (5) to the extent that such indemnification or advancement of expenses is expressly prohibited by law.

     Section H. CONTINUATION OF INDEMNIFICATION RIGHT. Unless expressly otherwise provided when authorized or ratified by this corporation, indemnification and advancement of expenses as provided for in this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. For purposes of this Article VI, the term “corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, is in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have been with respect to such constituent corporation if its separate existence had continued.

     Section I. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against the liability under Section A or Section B of this Article VI.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1.1**	Dealer Manager Agreement dated November 16, 2004 between Tech Data and Banc of America Securities LLC

3-M(1)	Amended and Restated Bylaws of Tech Data Corporation as adopted on March 31, 2004.

3-N**	Amended and Restated Articles of Incorporation filed on June 17, 2004 with the Secretary of State of the State of Florida.

4-A(10)	Indenture between the Company and J.P. Morgan Trust Company, National Association, as successor trustee to Bank One Trust Company, N.A., dated as of December 10, 2001.

4-C**	Form of Indenture for New 2% Subordinated Debentures between Tech Data and J.P. Morgan Trust Company, National Association and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1939 and including form of new 2% Subordinated Debenture as an exhibit.

5.1*	Opinion of GrayRobinson, P.A.

8.1**	Opinion of GrayRobinson, P.A., as to Material United States Federal Income Tax Considerations

10-G(4)	Employee Stock Ownership Plan as amended December 16, 1994.

10-Z(2)	1990 Incentive and Non-Statutory Stock Option Plan as amended.

10-AA(3)	Non-Statutory Stock Option Grant Form.

10-BB(3)	Incentive Stock Option Grant Form.

10-NN(5)	Non-Employee Directors’ 1995 Non-Statutory Stock Option Plan.

10-OO(5)	1995 Employee Stock Purchase Plan.

10-AAa(6)	Transfer and Administration Agreement dated May 19, 2000.

10-AAb(6)	Credit Agreement dated as of May 8, 2000.

10-AAc(6)	Amended and Restated Participation Agreement dated as of May 8, 2000.

10-AAd(6)	Amended and Restated Lease Agreement dated as of May 8, 2000.

10-AAe(6)	Amended and Restated Agency Agreement dated as of May 8, 2000.

10-AAg(7)	Tech Data Corporation 401(K) Savings Plan dated January 1, 2000.

10-AAh(11)	Amendment Number 1 to the Transfer and Administration Agreement dated November 2, 2000.

10-AAi(8)	2000 Non-Qualified Stock Option Plan of Tech Data Corporation.

10-AAj(8)	2000 Equity Incentive Plan of Tech Data Corporation.

10-AAk(9)	Amendment Number 2 to the Transfer and Administration Agreement dated May 17, 2001.

10-AAl(12)	Amendment Agreement Number 1 to Credit Agreement dated November 21, 2002.

10-AAm(12)	Amendment Agreement Number 2 to Credit Agreement dated March 13, 2003.

10-AAn(12)	Amendment Number 4 to Transfer and Administration Agreement dated March 6, 2003.

10-AAo(13)	The Amended and Restated Credit Agreement dated May 2, 2003.

10-AAp(13)	Amendment Number 5 to the Transfer and Administration Agreement dated May 2, 2003.

10-AAq(14)	Second Amended and Restated Participation Agreement dated as of July 31, 2003.

10-AAr(14)	Second Amended and Restated Lease Agreement dated as of July 31, 2003.

10-AAs(14)	Second Amended and Restated Credit Agreement dated as of July 31, 2003.

10-AAt(14)	Trust Agreement Between Tech Data Corporation and Fidelity Management Trust Company, Tech Data Corporation 401(k) Savings Plan Trust, effective August 1, 2003.

10-AAu(15)	Amendment Number 6 to Transfer and Administration Agreement dated as of August 29, 2003.

10-AAv(1)	Amendment Agreement Number 2 to Amended and Restated Credit Agreement dated as of January 30, 2004.

10-AAw(16)	Amendment to the 2000 Equity Incentive Plan of Tech Data Corporation.

10-AAx(1)	Amended and Restated Tech Data Corporation 401(K) Savings Plan and Amendments 1-3.

10-AAy(17)	Amendment Number 7 to Transfer and Administration Agreement

10-AAz(17)	Amendment Number 2 to Receivables Purchase and Servicing Agreement

12.1***	Calculation of Ratios of Earnings to Fixed Charges.

21-A(1)	Subsidiaries of Registrant.

23.1**	Consent of Ernst & Young LLP.

23.2*	Consent of GrayRobinson, P.A. (included in Exhibit 5.1).

24.1**	Powers of Attorney (on signature page).

25.1**	Form of T-1 Statement of Eligibility of the Trustee under the Indenture with respect to the New Subordinated Debentures.

99-A(1)	Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Litigation Reform Act of 1995.

99.1**	Form of Letter of Transmittal

99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3**	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4**	Form of Notice of Guaranteed Delivery

*	Filed herewith.

**	Previously filed.

***	Included on page 16 of the Prospectus (subject to amendment) dated December 8, 2004, which is part of this Registration Statement.

(1)	Incorporated by reference to the Exhibits included in the Company’s Form 10-K for the year ended January 31, 2004, File No. 0-14625.

(2)	Incorporated by reference to the Exhibits included in the Company’s Form 10-Q for the quarter ended October 31, 1992, File No. 0-14625.

(3)	Incorporated by reference to the Exhibits included in the Company’s Registration Statement on Form S-8, File No. 33-41074.

(4)	Incorporated by reference to the Exhibits included in the Company’s Form 10-K for the year ended January 31, 1995, File No. 0-14625.

(5)	Incorporated by reference to the Exhibits included in the Company’s Definitive Proxy Statement for the 1995 Annual Meeting of Shareholders, File No. 0-14625.

(6)	Incorporated by reference to the Exhibits included in the Company’s Form 10-Q for the quarter ended July 31, 2000, File No. 0-14625.

(7)	Incorporated by reference to the Exhibits included in the Company’s Registration Statement on Form S-8, File No. 333-93801.

(8)	Incorporated by reference to the Exhibits included in the Company’s Registration Statement on Form S-8, File No. 333-59198

(9)	Incorporated by reference to the Exhibits included in the Company’s Form 10-Q for the quarter ended July 31, 2001, File No. 0-14625.

(10)	Incorporated by reference to the Exhibits included in the Company’s Registration Statement on Form S-3, File No. 333-76858.

(11)	Incorporated by reference to the Exhibits included in the Company’s Form 10-K for the year ended January 31, 2001, File No. 0-14625.

(12)	Incorporated by reference to the Exhibits included in the Company’s Form 10-K for the year ended January 31, 2003, File No. 0-14625.

(13)	Incorporated by reference to the Exhibits included in the Company’s Form 10-Q for the quarter ended April 30, 2003, File No. 0-14625.

(14)	Incorporated by reference to the Exhibits included in the Company’s Form 10-Q for the quarter ended July 31, 2003, File No. 0-14625.

(15)	Incorporated by reference to the Exhibits included in the Company’s Form 10-Q for the quarter ended October 31, 2003, File No. 0-14625.

(16)	Incorporated by reference to the Exhibits included in the Company’s Definitive Proxy Statement for the 2003 Annual Meeting of Shareholders, File No. 0-14625.

(17)	Incorporated by reference to the Exhibits included in the Company’s Form 8-K dated August 27, 2004, File No. 0-14625.

ITEM 17. UNDERTAKINGS

a.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

b.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

d.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of an included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on this 15th day of December, 2004.

TECH DATA CORPORATION (Registrant)

By:	*

Steven A. Raymund
Chairman of the Board of Directors Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven A. Raymund	Chairman of the Board of Directors Chief Executive Officer	December 15, 2004

* Jeffery P. Howells	Executive Vice President Chief Financial Officer (Principal Financial Officer)	December 15, 2004

* Joseph B. Trepani	Senior Vice President Corporate Controller (Principal Accounting Officer)	December 15, 2004

/s/ Charles V. Dannewitz Charles V. Dannewitz	Senior Vice President, Tax and Treasurer	December 15, 2004

* Charles E. Adair	Director	December 15, 2004

* Maximilian Ardelt	Director	December 15, 2004

* James M. Cracchiolo	Director	December 15, 2004

* Kathy Misunas	Director	December 15, 2004

* David M. Upton	Director	December 15, 2004

* John Y. Williams	Director	December 15, 2004

*By:	/s/ Charles V. Dannewitz
Charles V. Dannewitz
Attorney-in-fact